As filed with the Office of the Securities and Exchange Commission on January 21, 2009
Registration No. 333-122278

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CAPITOL BANCORP LTD.
(Exact Name of Registrant as Specified in Its Charter)

Michigan	38-2761672
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Capitol Bancorp Center
200 N. Washington Square
Lansing, Michigan 48933
(517) 487-6555
(Address, including zip code, and telephone number, including area code, of Principal Executive Offices)

Cristin K. Reid, Corporate President
Capitol Bancorp Ltd.
Capitol Bancorp Center
200 N. Washington Sq., Lansing, MI 48933
(517) 487-6555
(Name, Address and Telephone Number of Agent for Service)

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

 If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

This Registration Statement as originally filed (File No. 333-122278) related to the offering of shares of common stock issuable under Capitol Bancorp Direct, Capitol Bancorp’s Direct Purchase and Dividend Reinvestment Plan.  This Post-Effective Amendment No. 1 is being filed for the purpose of updating information contained in the Direct Purchase and Dividend Reinvestment Plan with respect to the administration of the Plan.  The registration fees in respect to the shares of common stock registered under File No. 333-122278 were paid at the time of the original filing of the Registration Statement on Form S-3D.

Capitol Bancorp Direct
Capitol Bancorp Limited Direct Purchase and Dividend Reinvestment Plan

Capitol Bancorp Direct is a direct stock purchase and dividend reinvestment plan that provides a convenient and economical method for investors to make an initial investment in Capitol Bancorp Limited common stock and for existing shareholders to increase their holdings of Capitol’s common stock.

As a participant in Capitol Bancorp Direct you can:

•	purchase Capitol’s common stock through a convenient, low-cost method;

•	build your investment over time, starting with as little as $50;

•	purchase shares by check, electronic transfer from your bank account or payroll deduction (eligible Capitol employees only); and

•	reinvest all or some of your cash dividends in Capitol’s common stock.

This prospectus describes and constitutes Capitol Bancorp Direct, the Capitol Bancorp Limited Direct Purchase and Dividend Reinvestment Plan.  Please read this prospectus carefully and keep it for future reference.  If you have any questions about Capitol Bancorp Direct, please call The Bank of New York Mellon, the plan administrator, at 1-866-205-7090 between 9:00 a.m. and 7:00 p.m., Eastern Standard Time, on any business day.

Capitol Bancorp Limited is a bank-development company with affiliate banks located throughout the United States.  This prospectus relates to 1,000,000 shares of Capitol’s common stock offered for purchase under Capitol Bancorp Direct.  Capitol’s common stock trades on the New York Stock Exchange under the symbol “CBC.”  The closing price of Capitol’s common stock on December 31, 2008 was $7.80 per share.  Capitol has executive offices located at the Capitol Bancorp Center, 200 N. Washington Square, Lansing, Michigan 48933 (telephone number: 517-487-6555) and 2777 E. Camelback Rd, Ste 375, Phoenix, Arizona 85016 (telephone number: 602-955-6100).

This prospectus incorporates business and financial information about Capitol that is not included in or delivered with this prospectus.  This information is available to you without charge upon written or oral request.  See “Where You Can Find More Information” on page 18.

INVESTING IN CAPITOL’S COMMON STOCK INVOLVES RISKS.  YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Shares of Capitol’s common stock are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of Capitol, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

This prospectus is not an offer to sell securities, nor is it a solicitation of an offer to buy securities, in any state or country where the offer or sale is not permitted.

Prospectus dated January 21, 2009

TABLE OF CONTENTS

Page
RISK FACTORS	1
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	8
CAPITOL BANCORP DIRECT	10
1. What is Capitol Bancorp Direct?	10
2. What features does the plan offer?	10
3. How do I enroll in Capitol Bancorp Direct if I am currently a registered Capitol shareholder?	10
4. How do I enroll if my shares are registered other than in my name?	10
5. How do I enroll if I am not currently a Capitol shareholder?	11
6. What are the fees associated with participation?	11
7. What are my options for optional cash investments?	11
8. What are my dividend reinvestment options?	12
9. When are dividends paid?	12
10. Who is the plan administrator and what does the plan administrator do?	13
11. How do I contact the plan administrator?	13
12. When does the plan administrator purchase shares?	13
13. How does the plan administrator buy the shares?	14
14. At what price will the plan administrator purchase the shares?	14
15. How often will I receive account statements?	14
16. Will I receive stock certificates for my shares held by the plan?	15
17. Can I deposit stock certificates with the plan administrator for safekeeping?	15
18. Can I gift or transfer my plan shares to someone else?	15
19. How do I sell my plan shares?	16
20. How do I close my account?	16
21. What are the U.S. federal income tax consequences of participating in the plan?	17
OTHER PLAN INFORMATION	17
WHERE YOU CAN FIND MORE INFORMATION	18
Registration Statement	18
Capitol’s SEC Filings	19
Documents Incorporated by Reference	19
Documents Available Without Charge From Capitol	19
DESCRIPTION OF SECURITIES TO BE REGISTERED	20
USE OF PROCEEDS	20
INDEMNIFICATION	20
LEGAL MATTERS	21
EXPERTS	21

i

RISK FACTORS

Before choosing to invest in common stock through Capitol Bancorp Direct you should carefully consider the following risk factors, as well as the information contained in the rest of this prospectus, including the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” and in the documents incorporated by reference in this prospectus, each of which could affect Capitol’s financial condition and results of operations, the performance of Capitol’s common stock, and accordingly, the value of any investment.

Risks Relating to Capitol’s Business

Newly formed banks are likely to incur significant operating losses that could negatively affect the availability of earnings to support future growth.

Many of Capitol’s bank subsidiaries are less than three years old. Capitol engaged in significant new bank development activities in recent periods. Newly formed banks are expected to incur operating losses in their early periods of operation because of an inability to generate sufficient net interest income to cover operating costs. Newly formed banks may never become profitable. Those operating losses can be significant and can occur for longer periods than planned depending upon the ability to control operating expenses and generate net interest income, which could affect the availability of earnings retained to support future growth or to fund dividends to Capitol.

If Capitol is unable to manage its growth, Capitol’s ability to provide quality services to customers could be impaired and cause its customer and employee relations to suffer.

Capitol has rapidly and significantly expanded its operations and has engaged in significant new bank-development activity in recent periods. Capitol’s rapid growth has placed significant demands on its management and other resources which, given Capitol’s expected future growth rate, are likely to continue. To manage future growth, Capitol will need to attract, hire and retain highly skilled and motivated officers and employees and improve existing systems and/or implement new systems for:

•	transaction processing;
•	operational and financial management; and
•	training, integrating and managing Capitol’s growing employee base.

The environment for formation of new banks could change adversely, which could severely limit Capitol’s expansion opportunities.

Capitol’s growth strategy has included the addition of new banks. Capitol has previously experienced favorable business conditions for the formation of small, customer-focused community banks. Those conditions could change suddenly or over an extended period of time. A change in the availability of financial capital, human resources or general economic conditions could eliminate or severely limit expansion opportunities. To the extent Capitol is unable to effectively attract personnel and deploy financial capital in new or existing banks, this could adversely affect future asset growth, earnings and the value of Capitol’s securities.

Capitol’s banks’ small size may make it difficult to compete with larger institutions because Capitol is not able to compete with large banks in the offering of significantly larger loans.

Capitol endeavors to capitalize its banks with a moderate dollar amount permitted by regulatory agencies. As a result, the legal lending limits of Capitol’s banks severely constrain the size of loans that those banks can make. In addition, many of the banks’ competitors have significantly larger capitalization and, hence, an ability to make significantly larger loans. The inability to offer larger loans limits the revenues that can be earned from interest amounts charged on larger loan balances.

Capitol’s banks are intended to be small in size. Most operate from single locations. Some have multiple locations. They are small relative to the dynamic markets in which they operate. Each of those markets has a variety of large and small competitors that have resources far beyond those of Capitol’s banks. While it is the intention of Capitol’s banks to operate as niche players within their geographic markets, their continued existence is dependent upon being able to attract and retain loan customers in those markets that are dominated by substantially larger regulated and unregulated financial institutions.

If Capitol cannot recruit additional highly qualified personnel, its banks’ customer service could suffer, causing its customer base to decline.

Capitol’s strategy is also dependent upon its continuing ability to attract and retain other highly qualified personnel. Competition for such employees among financial institutions is intense. Availability of personnel with appropriate community banking experience varies. If Capitol does not succeed in attracting new employees or retaining and motivating current and future employees, its business could suffer significantly, increasing the possibility of a loss of value in its common stock.

Capitol and its banks operate in an environment highly regulated by state and federal government; changes in federal and state banking laws and regulations could have a negative impact on its business.

As a bank holding company, Capitol is regulated primarily by the Federal Reserve Board. Many of Capitol’s current bank affiliates are regulated primarily by state banking agencies, the FDIC, the Office of the Comptroller of the Currency (“OCC”), in the case of one national bank, and the Office of Thrift Supervision (“OTS”), in the case of Capitol’s federal savings banks.

Various federal and state laws and regulations govern numerous aspects of the banks’ operations, including:

•	adequate capital and financial condition;
•	permissible types and amounts of extensions of credit and investments;
•	permissible nonbanking activities; and
•	restrictions on dividend payments.

Federal and state regulatory agencies have broad discretion and power to prevent or remedy unsafe or unsound practices or violations of law by banks and bank holding companies. Capitol and its banks also undergo periodic examinations by one or more regulatory agencies. Following such examinations, Capitol may be required, among other things, to change its asset valuations or the amounts of required loan loss allowances or to restrict bank operations. Those actions would result from the regulators’ judgments based on information available to them at the time of their examination.

Capitol’s banks’ operations are required to follow a wide variety of state and federal consumer protection and similar statutes and regulations. Federal and state regulatory restrictions limit the manner in which Capitol and its banks may conduct business and obtain financing. Those laws and regulations can and do change significantly from time to time and any such change could adversely affect Capitol and its banks.

Regulatory action could severely limit future expansion plans.

To carry out some of Capitol’s expansion plans, Capitol is required to obtain permission from the Federal Reserve Board. Applications for the formation of new banks are submitted to the state and federal bank regulatory agencies for their approval.

While Capitol’s experience with the regulatory application process in prior periods was favorable, the future climate for regulatory approval is impossible to predict. Regulatory agencies could prohibit or otherwise significantly restrict Capitol’s expansion plans, its current bank subsidiaries and future new start-up banks.

Capitol’s banks’ allowances for loan losses may prove inadequate to absorb actual loan losses, which may adversely impact net income or increase operating losses.

Capitol believes that its consolidated allowance for loan losses is maintained at a level adequate to absorb inherent losses in the loan portfolio at the balance sheet date. Management’s determination of the allowance is based on evaluation of the portfolio (including potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, volume, amount and composition of the portfolio and other factors. These estimates are subjective and their accuracy depends on the outcome of future events. Actual future losses may differ from current estimates. Depending on changes in economic, operating and other conditions, including changes in fair value of collateral that are generally beyond Capitol’s control, actual loan losses could increase significantly. As a result, such losses could exceed current allowance estimates. No assurance can be provided that the allowance will be sufficient to cover actual future loan losses should such losses be realized.

Loan loss experience, which is helpful in estimating the requirements for the allowance for loan losses at any given balance sheet date, has been minimal at some of Capitol’s banks. Conversely, some of Capitol’s mature banks, particularly those located in Michigan, have recently experienced significantly elevated levels of loan losses due to adverse economic conditions. Because many of Capitol’s banks are young, they do not have seasoned loan portfolios and it is likely that the ratio of the allowance for loan losses to total loans may need to be increased in future periods as the loan portfolios become more mature and loss experience evolves. If it becomes necessary to increase the ratio of the allowance for loan losses to total loans, such increases would be accomplished through higher provisions for loan losses, which may adversely impact net income or increase operating losses and could result in reported net losses on a consolidated basis.

During 2008, levels of nonperforming assets have increased significantly at Capitol, primarily at its banks located in Michigan and Arizona. Declines in real estate values, in both Michigan and Arizona, and, in Michigan, increases in unemployment have resulted in an adverse economic environment for the valuation and sale of real estate collateral. The uncertainty and depth of the localized and national recession remains uncertain as well as its future impact on loan losses. It is anticipated that levels of nonperforming loans and related loan losses may increase further as economic conditions in various local markets and nationally evolve.

Bank regulatory agencies, as an integral part of their supervisory functions, periodically review the adequacy of the allowance for loan losses. Regulatory agencies may require Capitol or its banks to increase their provision for loan losses or to recognize further loan charge-offs based upon judgments different from those of management. Any increase in the allowance required by regulatory agencies could have a negative impact on Capitol’s operating results.

Capitol’s commercial loan concentration in small businesses and loans collateralized by commercial real estate increases the risk of defaults by borrowers and substantial credit losses could result.

Capitol’s banks make various types of loans, including commercial, consumer, residential mortgage and construction loans. Capitol’s strategy emphasizes lending to small businesses and other commercial enterprises. Capitol typically relies upon commercial real estate as a source of collateral for many of Capitol’s loans. Recently, regulatory agencies have expressed concern with banks with a large concentration in commercial real estate due to the recent downturn in the real estate market in certain areas of the country, leading to increased risk of credit loss and extended periods of sale. Loans to small and medium-sized businesses are generally riskier than single-family mortgage loans. Typically, the success of a small or medium-sized business depends on the management talents and efforts of one or two persons or a small group of persons, and the death, disability or resignation of one or more of these persons could have a material adverse impact on the business. In addition, small and medium-sized businesses frequently have smaller market shares than their competition, may be more vulnerable to economic downturns, often need substantial additional capital to expand or compete and may experience substantial variations in operating results, any of which may impair a borrower’s ability to repay a loan.

Loan origination activities, for both commercial and residential mortgages, involve collateral valuation risks and the risk of the subsequent identification of origination fraud or other losses which could exceed Capitol’s allowance for loan losses.

Capitol’s banks use an enterprise-wide loan policy which provides for conservative loan-to-value guidelines when loans are originated. In today’s difficult real estate economy in many parts of the country and national recession, falling property values and significant foreclosure activity of both residential and commercial real estate property are resulting in significant loan losses at many financial institutions. Further, although most residential mortgage loans have been originated and sold away to investors, if it is subsequently determined that such loans were originated with any element of alleged fraud, such as exaggerated borrower income or assets, for example, the originating institution may be liable for any losses with such loans and may have to buy back those loans. The potential for additional loan losses from valuation issues or fraud is unknown. Fraud risks are particularly difficult to identify and quantify, especially when the duration of the risk is the same as the term of the loan, often as long as 30 years or more. Occurrences of fraud are often more prevalent during an economic downturn or recession. Potential losses from valuation issues or occurrences of fraud could significantly exceed allowances for loan losses, adversely affecting Capitol’s profitability.

Current market developments may adversely affect Capitol’s industry, business, results of operations and access to capital.

Dramatic declines in the housing market over the past year, with falling home prices and increasing foreclosures and unemployment, have resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities as well as major commercial and investment banks. These write-downs, initially of mortgage-backed securities but spreading to credit default swaps and other derivative securities, in turn have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have ceased to provide funding to even the most credit-worthy borrowers or to other financial institutions. The resulting lack of available credit and lack of confidence in the financial markets could materially and adversely affect Capitol’s financial condition and results of operations and access to capital.  In particular, the following risks may arise in connection with these events:

•	Market developments may affect consumer confidence levels and may cause adverse changes in payment patterns, causing increases in delinquencies and default rates.

•
The processes used to estimate inherent losses may no longer be reliable because they rely on complex judgments, including forecasts of economic conditions, which may no longer be capable of accurate estimation.

•	The ability to assess the creditworthiness of customers may be impaired if the approaches used to select, manage, and underwrite customers become less predictive of future charge-offs.

•
The ability to borrow from other financial institutions on favorable terms or at all could be adversely affected by further disruptions in the capital markets or other events, including deteriorating investor expectations.

•	Significantly higher FDIC premiums may be required because market developments have significantly depleted the insurance fund of the FDIC and reduced the ratio of reserves to insured deposits.

•	Competition in the banking industry could intensify as a result of the increasing consolidation of financial services companies in connection with current market conditions.

•	Increased regulation of the banking industry is likely. Compliance with such regulation may increase costs, limit the ability to pursue business opportunities, and increase compliance challenges.

Actions by the Open Market Committee of the Federal Reserve Board may adversely affect Capitol’s net interest income.

Changes in Market Interest Rates.    Capitol’s profitability is significantly dependent on net interest income. Net interest income is the difference between interest income on interest-earning assets, such as loans, and interest expense on interest-bearing liabilities, such as deposits. Therefore, any change in general market interest rates, whether as a result of changes in monetary policies of the Federal Reserve Board or otherwise, can have a significant effect on net interest income. Capitol’s assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristic of assets and liabilities. As a result, changes in interest rates can affect net interest income in either a positive or negative way.

Recently, the Open Market Committee of the Federal Reserve Board decreased interest rates to near zero. Future stability of interest rates and Federal Reserve Open Market Committee policy, which impact such rates, are uncertain.

Changes in the Yield Curve.    Changes in the difference between short and long-term interest rates, commonly known as the yield curve, may also harm Capitol’s business. For example, short-term deposits may be used to fund longer-term loans. When differences between short-term and long-term interest rates shrink or disappear, the spread between rates paid on deposits and received on loans could narrow significantly, decreasing net interest income.

Capitol’s bank subsidiaries have decentralized management which could have a negative impact on the rate of growth and profitability of Capitol and its bank subsidiaries.

Capitol’s bank subsidiaries have independent boards of directors and management teams. This decentralized structure gives the banks control over the day-to-day management of their institution, including credit decisions, the selection of personnel, the pricing of loans and deposits, marketing decisions and the strategy in handling problem loans. This decentralized structure may impact Capitol’s ability to uniformly implement corporate or enterprise-wide strategy at the bank level. It may slow Capitol’s ability to react to changes in strategic direction due to outside factors such as rate changes and changing economic conditions. This decentralized structure may cause additional management time to be spent on internal issues and could negatively impact the growth and profitability of the banks individually and the holding company.

Capitol may need to raise additional capital in order to fund growth and to remain “well-capitalized,” reducing funds available for expansion.

Capitol’s ability to raise additional capital to support growth and meet minimum regulatory capital requirements at the holding company and at each of its bank subsidiaries is dependent on its being able to efficiently and cost-effectively access the capital markets. Accordingly, Capitol must be able to issue additional equity securities, trust preferred securities and/or debt when and in the amounts Capitol deems necessary, and there must be ready purchasers of Capitol’s securities willing to invest in Capitol. Furthermore, events or circumstances in the capital markets generally that are beyond Capitol’s control may adversely affect Capitol’s capital costs and ability to raise capital at any given time. In 2008, access to capital markets for entities similar in size to Capitol became closed due to market upheaval and it is uncertain when market conditions will stabilize. Capitol’s inability to raise additional capital on terms satisfactory to Capitol or at all may affect Capitol’s ability to grow and would adversely affect Capitol’s financial condition and results of operations.

The capital and credit markets have been experiencing volatility and disruption for more than twelve months. In recent weeks, the volatility and disruption has reached unprecedented levels. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. If current levels of market disruption and volatility continue or worsen, there can be no assurance that Capitol will not experience an adverse effect, which may be material, on its ability to access capital and on its business, financial condition and results of operations.

New accounting or tax pronouncements or interpretations may be issued by the accounting standard-setters, regulators or other government bodies which could change existing accounting methods. Changes in accounting methods could negatively impact Capitol’s results of operations and financial condition.

Current accounting and tax rules, standards, policies and interpretations influence the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. These laws, regulations, rules, standards, policies and interpretations are constantly evolving and may change significantly over time. Events that may not have a direct impact on Capitol, such as the bankruptcy of major U.S. companies, have resulted in legislators, regulators, and authoritative bodies, such as the Financial Accounting Standards Board, the Securities and Exchange Commission, the Public Company Accounting Oversight Board, and various taxing authorities responding by adopting and/or proposing substantive revisions to laws, regulations, rules, standards, policies, and interpretations. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. A change in accounting standards may adversely affect reported financial condition and results of operations.

Capitol’s business continuity plans or data security systems could prove to be inadequate, resulting in a material interruption in, or disruption to, Capitol’s business and a negative impact on its results of operations.

Capitol relies heavily on communications and information systems to conduct its business. Any failure, interruption or breach in security of these systems, whether due to severe weather, natural disasters, acts of war or terrorism, criminal activity or other factors, could result in failures or disruptions in general ledger, deposit, loan, customer relationship management and other systems. While Capitol has disaster recovery and other policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of its information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed. The occurrence of any failures, interruptions or security breaches of Capitol’s information systems could damage the reputation of Capitol and its banks, result in a loss of customer business, subject Capitol and Capitol’s subsidiary banks to additional regulatory scrutiny, or expose Capitol to civil litigation and possible financial liability, any of which could have a material adverse effect on Capitol’s results of operations.

Capitol could face unanticipated environmental liabilities or costs related to real property owned or acquired through foreclosure. Compliance with federal, state and local environmental laws and regulations, including those related to investigation and clean-up of contaminated sites, could have a negative effect on expenses and results of operations.

A significant portion of Capitol’s affiliate banks’ loan portfolios are secured by real property. During the ordinary course of business, Capitol’s affiliate banks may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, Capitol’s affiliate banks may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require Capitol’s affiliate banks to incur substantial expenses and may materially reduce the affected property’s value or limit Capitol’s affiliate banks’ ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase Capitol’s affiliate banks’ exposure to environmental liability. Although Capitol’s affiliate banks have policies and procedures to perform an environmental review before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on results of operations.

The loss of personnel may adversely affect Capitol’s operations.

Capitol is a relationship-driven organization. Capitol’s growth and development to date have resulted in large part from the efforts of Capitol’s officers and management of Capitol’s affiliate banks who have primary contact with Capitol’s clients and are extremely important in maintaining personalized relationships with Capitol’s client base, which is a key aspect of Capitol’s business strategy and in increasing Capitol’s market presence. The loss of one or more of these people could have a material adverse effect central to Capitol’s operations if remaining employees are not successful in retaining client relationships.

Capitol has entered into employment contracts with Joseph D. Reid, Capitol’s CEO and Chairman, Cristin K. Reid, Capitol’s Corporate President, and numerous other executive officers. Despite these agreements, there can be no assurance that any of these individuals will decide to remain employed by Capitol or that Capitol’s business will be protected by various covenants not to compete or covenants not to solicit Capitol’s clients that are contained in these agreements.

Capitol relies on dividends from its wholly-owned subsidiaries.

Capitol is a separate and distinct legal entity from its wholly-owned subsidiaries. It receives dividends from its subsidiaries to help pay interest and principal on its debt. Capitol does not own, directly or indirectly, all of the equity of all of its subsidiaries. Capitol currently does not rely on dividends from such subsidiaries. To the extent any of these subsidiaries do pay dividends or make distributions, the other holders of equity will participate pro rata with Capitol. Various federal and state laws and regulations limit the amount of dividends that the banks and certain non-bank subsidiaries may pay to the holding company. In the event the banks are unable to pay sufficient dividends to Capitol, it may not be able to service its debt or pay its obligations. The inability to receive dividends from its subsidiaries could have a material adverse effect on the Company’s business, financial condition and results of operations.

Capitol may participate in the U.S. Treasury’s Capital Purchase Program which may be dilutive to Capitol’s common stock.

On October 3, 2008, President Bush signed into law the Emergency Economic Stabilization Act of 2008 (the “EESA”) enacted by the U.S. Congress in response to the financial crises affecting the banking system and financial markets and going concern threats to investment banks and other financial institutions.  On October 14, 2008, the U.S. Department of Treasury (“U.S. Treasury”) announced the Troubled Asset Relief Program Capital Purchase Program (“TARP”).  This program makes $250 billion of capital available to U.S. financial institutions from the initial $350 billion authorized by the EESA in the form of preferred stock investments by the U.S. Treasury under the following general terms:

•	the preferred stock issued to the U.S. Treasury would pay 5% dividends for the first five years, and then 9% dividends thereafter;
•
in connection with the purchase of preferred stock, the U.S. Treasury will receive warrants entitling the U.S. Treasury to buy the participating institution’s common stock equivalent in value to 15% of the preferred stock;

•	the preferred stock may not be redeemed for a period of three years, except with proceeds from high-quality private capital;
•
the consent of the U.S. Treasury will be required to increase common dividends per share or any share repurchases, with limited exceptions, during the first three years, unless the preferred stock has been redeemed or transferred to third parties; and

•
participating companies must adopt the U.S Treasury’s standards for executive compensation and corporate governance for the period during which the U.S. Treasury holds the equity issued under the TARP.

On October 22, 2008, Capitol submitted an application to sell up to $144 million in preferred stock to the U.S. Treasury.  If Capitol’s application is approved and its Board of Directors determines to move forward with participation in the program, it would, as stated above, generally be prohibited from increasing the dividend paid on the shares of the common stock or purchasing any shares of common stock, including the shares issued under the Plan, for three years after the preferred stock is sold, unless Capitol obtains the U.S. Treasury’s prior consent.  Accordingly, there can be no assurance that Capitol will increase, or even pay, dividends on the shares of common stock you purchase under the Plan.

In addition, participation on the terms set forth above would require Capitol to issue a 10-year warrant permitting the U.S. Treasury to purchase up to 4.5 million in shares of Capitol’s common stock, which would be immediately exercisable, although the actual number of shares subject to the warrant would be determined at the time of closing of the Capital Purchase Program transaction between the U.S. Treasury and Capitol, if any such transaction is completed.  The proceeds from these transactions would be allocated on a relative fair value basis between the preferred stock and the warrant.  The preferred stock and the warrant would both be classified in shareholders’ equity in Capitol’s consolidated balance sheet.  The issuance of the preferred stock and the warrant, including preferred-stock dividends, would result in a reduction of basic and diluted earnings per common share.

As of the date of this prospectus, Capitol intends to participate in the Capital Purchase Program if its application is accepted; however, it should be noted that Capitol has the ability to, and may, decide to not participate.

Capitol has debt securities outstanding which may prohibit future cash dividends on Capitol’s common stock or otherwise adversely affect regulatory capital compliance.

Capitol also has several series of trust-preferred securities outstanding, with a liquidation amount totaling about $194.4 million, which are treated as capital for regulatory ratio compliance purposes. Although these securities are viewed as capital for regulatory purposes, they are debt securities which have numerous covenants and other provisions which, in the event of noncompliance, could have an adverse effect on Capitol. For example, these securities permit Capitol to defer the periodic payment of interest for various periods; however, if such payments are deferred, Capitol is prohibited from paying cash dividends on its common stock during deferral periods and until accumulated deferred interest is paid.  Future payment of interest is dependent upon Capitol’s bank subsidiaries’ earnings and dividends, which may be inadequate to service the obligations. Continued classification of these securities as elements of capital for regulatory purposes is subject to future changes in regulatory rules and regulations and the actions of regulatory agencies, all of which is beyond the control or influence of Capitol.

Capitol’s controls and procedures may fail or be circumvented, which could have a material adverse effect on Capitol’s business, results of operations and financial condition.

Capitol regularly reviews and updates its internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of controls and procedures, or failure to comply with regulations related to controls and procedures, could have a material adverse effect on Capitol’s business, results of operations and financial condition.

Capitol’s bylaws, as well as certain banking laws, may have an anti-takeover effect.

Provisions of Capitol’s bylaws, the Michigan Control Share Act, and certain federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire Capitol, even if doing so would be perceived to be beneficial to shareholders. The combination of these provisions effectively inhibits a non-negotiated merger or other business combination which, in turn, could adversely affect the market price of Capitol’s common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events or Capitol’s future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “intend,” “expect,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause Capitol’s or its industry’s actual results, levels of activity, performance or achievements to differ from those expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the risks identified in Capitol’s periodic reports filed from time to time with the SEC and the following:

•	the results of Capitol’s efforts to implement our business strategy;
•	Capitol’s ability to attract and retain executive management;
•	adverse changes in Capitol’s loan portfolio and the resulting credit risk-related losses and expenses;
•	interest rate fluctuations and other economic conditions;
•	continued levels of Capitol’s loan quality and origination volume;
•	Capitol’s ability to attract core deposits;
•	continued relationships with major customers;
•	competition in product offerings and product pricing;
•	adverse changes in the economy that could increase credit-related losses and expenses;
•	adverse changes in the market price of Capitol’s common stock; and
•	compliance with laws and regulatory requirements.

Although management believes that the expectations reflected in the forward-looking statements are reasonable, future results, levels of activity, performance or achievements cannot be guaranteed. Except as may be required by law, management does not intend to update any of the forward-looking statements for any reason after the date of this prospectus to conform such statements to actual results or if new information becomes available.

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CAPITOL BANCORP DIRECT

1.	What is Capitol Bancorp Direct?

Capitol Bancorp Direct is a direct stock purchase and dividend reinvestment plan that enables new investors to make an initial investment in Capitol’s common stock and existing shareholders to increase their holdings of Capitol’s common stock.  Participants can purchase Capitol’s common stock with cash investments and cash dividends.

2.	What features does the plan offer?

•	Initial investment (page 11). If you are not a Capitol shareholder, you can make an initial investment in Capitol’s common stock starting with as little as $50.
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Optional cash investments (page 11).  You can increase your holdings of Capitol’s common stock through optional cash investments of $50 or more.  You can make optional cash investments by check or electronic funds transfer from your bank account.  Eligible employees of Capitol and its affiliates may also make optional cash investments by having specified amounts deducted from each paycheck.

•	No trading fees (page 11). Participants pay no trading fees in connection with purchases of Capitol’s common stock.
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Automatic dividend reinvestment (page 12).  You can also increase your holdings of Capitol’s common stock through automatic reinvestment of your cash dividends.  You can elect to reinvest all or a percentage of your cash dividends.

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Share safekeeping (page 15).  You can deposit your Capitol common stock certificates for safekeeping by the plan administrator.  Your ownership of deposited shares will be maintained on the plan administrator’s records.

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Funds are fully invested (page 12).  Funds invested through Capitol Bancorp Direct will purchase whole and fractional shares of Capitol’s common stock.  Fractional shares are eligible to receive cash dividends.

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Shares may be transferred (page 15).  Participants may direct the plan administrator to transfer, at any time and at no cost to the participant, all or a portion of the participant’s shares to a new plan account for the participant or another person.

•	Periodic statements (page 14). Statements will be distributed at least quarterly to each participant listing all transactions in the participant’s account during the period covered by the statement.

Refer to Question 6 for details on fees charged for transactions and services offered under Capitol Bancorp Direct.

3.	How do I enroll in Capitol Bancorp Direct if I am currently a registered Capitol shareholder?

If you are a registered Capitol shareholder — that is, your shares are registered in your name and not your broker or bank’s name — you can enroll by completing and returning the Enrollment and Authorization Form.  Only those shares of your Capitol’s common stock that you list on the Enrollment and Authorization Form will participate in the plan.

4.	How do I enroll if my shares are registered other than in my name?

If your Capitol shares are registered in the name of a broker, bank or other nominee, simply arrange for the broker, bank or other nominee to register in your name the number of your shares of Capitol’s common stock that you want to participate in the plan.  You can then enroll in Capitol Bancorp Direct as a shareholder of record, as described in Question 3 above.  Alternatively, if you would like to keep your Capitol shares registered in the name of your broker, bank or other nominee, you can enroll in the plan in the same way as someone who is not currently a Capitol shareholder, as described in Question 5 below.

Regulations in certain countries may limit or prohibit participation in this type of plan.  If you are a citizen or resident of a country other than the United States, you should confirm that by participating in the Plan you will not violate local laws governing, among other things, taxes, currency and exchange controls, stock registration and foreign investments.

5.	How do I enroll if I am not currently a Capitol shareholder?

If you do not currently own any of Capitol’s common stock, you can enroll by completing and returning the Enrollment and Authorization Form.  When you enroll, you will be required to pay a one-time account set-up fee of $10 and make an initial investment of at least $50 (but not more than $5,000 per calendar quarter).  Your payment for your initial investment and account set-up fee should be made payable to BNY Mellon/Capitol Bancorp, in U.S. funds drawn on a U.S. bank.

6.	What are the fees associated with participation?

One-Time Account Set Up (no fee for shareholders of record)	$10.00
Optional Cash Investments
•transaction fee	No fee
•trading fees	No fee
Dividend Reinvestment
•transaction fee	No fee
•trading fees	No fee
Sales From Your Account
•transaction fee	$15.00 per sale
•trading fees	$.10 per share sold
Returned Checks and Failed Electronic Funds Transfers	$25.00 per item
Prior Year Duplicate Account Statement	$10.00 per year
Issuance of Stock Certificate	No fee

Capitol can change the fee structure of the plan at any time.  You will be notified of any fee changes prior to the changes becoming effective.

For sales from your account, trading and transaction fees are deducted from the sale proceeds.

7.	What are my options for optional cash investments?

You can make optional cash investments at any time by check, electronic funds transfer from your bank account or payroll deduction (eligible Capitol employees only).  Each investment can be for as little as $50 (except for payroll deductions which can be for as little as $25) but you may not exceed $5,000 per calendar quarter.  There is no obligation to make an optional cash investment at any time, and the amount of such investments may vary.  Optional cash investments must be received by the plan administrator no later than three business days prior to an investment date, otherwise your payment will be invested on the next investment date.  No interest is paid on your payment pending its investment in Capitol’s common stock.  Refer to Question 12 for a discussion of investment dates.

Check.  To make an investment by check, submit an Enrollment and Authorization Form together with your payment.  Your check must be made payable to BNY Mellon/Capitol Bancorp, in U.S. funds drawn on a U.S. bank.

Electronic Funds Transfer.  To transfer funds to your plan account by electronic funds transfer, or EFT, you must complete the appropriate section of the Enrollment and Authorization Form.  You must direct the plan administrator to debit your bank account for a specified amount ($50 minimum) per month.  Such funds will be withdrawn from your bank account on or about the 10th of each month.  To terminate monthly EFT debits, you must notify the plan administrator.  The plan administrator must receive your instructions and authorization prior to the next investment date or your automatic monthly investments will not begin, change, or terminate until the following month.

Payroll Deduction.  Eligible employees of Capitol and its affiliates may make optional cash investments under the plan by having specified amounts, of not less than $25 per month, deducted from each paycheck.  All payroll deductions will be made after all taxes and other withholdings are applied to your payroll.  To initiate payroll deduction, eligible employees must complete, sign and return an Employee Payroll Deduction Form to Capitol’s Shareholder Services Department.  Forms are available upon request from the Shareholder Services Department.  Payroll deductions will begin as soon as practicable upon receipt of the completed form.  Capitol will make payroll deductions each payroll period during a month, and will hold all deducted funds until the end of that month when the funds will be forwarded to the plan administrator.  The plan administrator will invest the funds in Capitol’s common stock beginning on the first investment date following receipt of the funds.

No interest is paid on your payment pending its investment in Capitol’s common stock.  If any optional cash investment is returned for any reason, The Bank of New York Mellon will remove from the participant’s account any shares purchased upon prior credit of such funds and will sell these shares.  The Bank of New York Mellon may sell other shares in the participant’s account to cover the $25.00 returned funds fee for each optional cash investment returned unpaid for any reason and may sell other shares in the participant’s account as necessary to cover any market loss incurred by The Bank of New York Mellon.

8.	What are my dividend reinvestment options?

The reinvestment option you elect will apply to all of your Capitol common stock participating in the plan.  All shares you acquire through reinvestment will automatically become participating shares.  To have your cash dividends reinvested, the plan administrator must receive your Enrollment and Authorization Form authorizing dividend reinvestment on or before the dividend record date.  Fractional shares are eligible to receive cash dividends.

•	Full Dividend Reinvestment. The plan administrator will reinvest, in additional shares of Capitol’s common stock, the full amount of cash dividends paid on all of your participating Capitol shares.
•
Partial Dividend Reinvestment.  The plan administrator will reinvest, in additional shares of Capitol’s common stock, your specified percentage of cash dividends paid on your participating Capitol shares.  Any cash dividends not reinvested will be paid to you by check or direct deposit.  To authorize direct deposit, complete the appropriate section of the Enrollment and Authorization Form.

•
No Dividend Reinvestment.  The plan administrator will pay to you, by check or direct deposit, the full amount of cash dividends paid on all of your participating Capitol shares.  To authorize direct deposit, complete the appropriate section of the Enrollment and Authorization Form.

9.	When are dividends paid?

Historically, Capitol has paid dividends on the first day of March, June, September and December to shareholders of record on a specified day of the preceding month.  There is no assurance that dividends will be paid in the future.  If dividends are paid, the dividend payment date and dividend record date may change in the future.

The payment of dividends on Capitol’s common stock is at the discretion of Capitol’s Board of Directors.  There is no guarantee that Capitol will pay dividends in the future.  The timing, amount and form of future dividends, if any, will depend on earnings, cash requirements, the financial condition of Capitol and its affiliates, applicable government regulations and other factors deemed relevant by Capitol’s Board of Directors.

10.	Who is the plan administrator and what does the plan administrator do?

The Bank of New York Mellon is the plan administrator.  The plan administrator is responsible for purchasing and selling Capitol’s common stock for participants’ plan accounts, including the selection of the independent broker/dealer through which plan transactions may be made.  The plan administrator forwards participants’ funds to the broker/dealer for open market purchases or to Capitol for purchases directly from Capitol.  Neither Capitol nor the plan administrator has any control over the times or prices at which the broker/dealer purchases or sells Capitol’s common stock in the open market.  The plan administrator also keeps account records, sends account statements to participants and performs other administrative duties related to the plan.

11.	How do I contact the plan administrator?

By mail:	For overnight delivery:
Capitol Bancorp Direct The Bank of New York Mellon c/o BNY Mellon Shareowner Services P.O. Box 358035 Pittsburgh, PA 15252-8035	Capitol Bancorp Direct The Bank of New York Mellon c/o BNY Mellon Shareowner Services 480 Washington Blvd. Jersey City, NJ 07310
By phone:
Tel: 1-866-205-7090 International: 1-201-680-6578 Hearing Impaired (TDD): 1-800-231-5469 Telephone hours are Monday - Friday, between the hours of 9:00 a.m. and 7:00 p.m. Eastern Standard Time

By Internet:
You can enroll, obtain information and perform certain transactions on your account online via Investor ServiceDirect® (ISD).  New investors establish a Personal Identification Number (PIN) when setting up their account.  For existing shareholders to gain access, use the 12-digit Investor Identification Number (IID) which can be found in a bolded box on your check stub, statement or advice to establish your PIN.  In order to access your account through ISD, you will be required to complete an account activation process. This one-time authentication process will be used to validate your identity in addition to your 12-digit IID and self-assigned PIN.

To access Investor ServiceDirect® please visit our website at: www.bnymellon.com/shareowner/isd.

12.	When does the plan administrator purchase shares?

Optional Cash Investments.  Optional cash investments are invested in Capitol’s common stock on the third Thursday of each calendar month or, if the New York Stock Exchange is not open on such Thursday, the next business day the NYSE is open.

Dividend Reinvestment.  Cash dividends are reinvested on the applicable dividend payment date or, if the NYSE is not open on the dividend payment date, the next business day the NYSE is open.

For all investment dates, the plan administrator will purchase the shares as soon as practicable and in no event more than 5 business days after the applicable investment date.

Shares are purchased and sold for the plan on specified dates or during the specified period.  As a result, you do not have any control over the price at which shares are purchased or sold for your account, and you may pay a higher purchase price or receive a lower sales price than if you had purchased or sold the shares outside of the plan.  You bear the risk of fluctuations in the price of Capitol’s common stock.  No interest is paid on funds held by the plan administrator pending their investment in Capitol shares or their distribution to you.

13.	How does the plan administrator buy the shares?

The plan administrator may purchase Capitol’s common stock directly from Capitol, in the open market through the use of an independent broker/dealer, or in privately negotiated transactions.  Capitol determines the method.  Capitol currently instructs the plan administrator to purchase the shares in the open market through an independent broker/dealer, however the method can be changed at any time and without notice to you, subject to legal restrictions on how often the method is changed.  The method used by the plan administrator will impact the price at which your shares are purchased (see Question 14).

14.	At what price will the plan administrator purchase the shares?

Open Market Purchases and Privately Negotiated Transactions.  If the shares are purchased in the open market or in a privately negotiated transaction, your purchase price will be the weighted average purchase price per share for all shares purchased for that investment date.  The independent broker/dealer purchases shares as soon as practicable, and in no event more than 5 business days after the applicable investment date.

Purchases from Capitol.  If the shares are purchased from Capitol, your purchase price will be the average of the high and low sale prices of Capitol’s common stock as reported on the NYSE for that investment date.  If the NYSE is closed on that date, then the price will be the average of the high and low sale prices as reported on the NYSE for the next business day the NYSE is open.

The plan administrator may combine your funds with those of other participants for purposes of forwarding purchase orders to the independent broker/dealer.  Also, the plan administrator may offset purchase and sale orders for the same investment date, forwarding to the independent broker/dealer the net purchase or sale requirement.  Because the prices at which shares are purchased under the plan are beyond your control, you may lose any advantage otherwise available from being able to select the timing of your investment.

15.	How often will I receive account statements?

The plan administrator will send you an account statement at least quarterly showing the amount invested; purchase price; the number of shares purchased, deposited, sold, transferred, and withdrawn; the total shares accumulated; and other information regarding your account for the statement period.  The plan administrator will also send an account statement whenever your account has plan share transaction activity.  Additional statements may be obtained by contacting the plan administrator.

Account statements provide participants with records of their purchases, sales and other important information and should be retained for tax purposes.

16.	Will I receive stock certificates for my shares held by the plan?

You will not receive a certificate for your shares of Capitol’s common stock held by the plan unless you request one from the plan administrator.  Refer to Question 6 for a discussion of fees relating to certification of shares.  Certificates for fractional shares are never issued.

17.	Can I deposit stock certificates with the plan administrator for safekeeping?

At or after the time of enrollment, you can deposit Capitol stock certificates registered in your name with the plan administrator for safekeeping at no cost to you.  To use this service, you must send your certificates to the plan administrator with a properly completed Enrollment and Authorization Form.  Shares represented by certificates that you deposit with the plan administrator are credited to your account and thereafter are treated as if acquired under the plan.  By using this share safekeeping service, you no longer bear the risk associated with loss, theft or destruction of stock certificates.

You are responsible for maintaining your own records of the cost basis of certificated shares deposited with the plan administrator.  If your shares are registered in the name of your broker, bank or other nominee, you may be able to electronically transfer these shares to the plan administrator for participation in the plan and safekeeping.  To take advantage of this service, please contact the plan administrator by phone at 1-866-205-7090.

Please do not endorse your certificates.  You are strongly urged to send your certificates by certified or registered mail, insuring them for 2% of the current market value of Capitol’s common stock represented by the certificates.  Regardless of the method used, you bear the full risk of loss if the certificates are lost or stolen during transit.

18.	Can I gift or transfer my plan shares to someone else?

You can transfer your plan shares to another person, subject to compliance with any applicable laws.  If the person to whom the shares are gifted or transferred is not a plan participant, the plan administrator will automatically open a Capitol Bancorp Direct account for the person and enroll him or her in the plan.  To effect a transfer or gift of your plan shares, simply complete a Gift/Transfer Form, execute a Stock Power Form and return both to the plan administrator.  You can obtain a Stock Power Form by calling the plan administrator at 1-866-205-7090.  Your signature on the Stock Power Form must be Medallion guaranteed by an eligible financial institution or broker.  Please call the plan administrator for more information regarding how to obtain a Medallion guarantee.

Transfers of less than all of your plan shares must be made in whole share amounts.  No fractional shares may be transferred unless your entire account is transferred.  If you request to transfer all shares in your plan account between a dividend record date and dividend payable date, your transfer request will be processed but your plan account will not be terminated.  Depending on your election, you may receive dividend reinvestment shares that will require you to submit a written request to transfer the reinvestment shares.

You cannot pledge or grant a security interest in your plan shares or transfer your plan shares outside of the plan unless certificates representing the shares have been issued to you by the plan administrator.

19.	How do I sell my plan shares?

You can sell some or all of your plan shares by submitting the appropriate information on a Sale and Withdrawal Form, a Remittance Form (attached to your periodic plan statements), online, by telephone or by submitting a written request to the plan administrator.  The plan administrator will make the sale beginning on the first investment date following receipt of the request.

•
The plan administrator may match or offset your sale order against one or more purchase orders of other plan participants.  If your sale order is offset against purchase orders, your sale proceeds are based on the weighted average price at which the net purchase order is filled.

•
If the plan administrator does not offset your order, the independent broker/dealer executes the order on your behalf in the open market or in a negotiated transaction.  If the independent broker/dealer executes your order in the open market or in a negotiated transaction, the proceeds are based on the weighted average price at which the shares are sold.  The independent broker/dealer may also sell plan shares to Capitol.  If the shares are sold to Capitol, your sale proceeds will be based on the average of the high and low sale prices of Capitol’s common stock as reported on the NYSE for that investment date.  If the NYSE is closed on that date, then the sale proceeds will be based on the average of the high and low sale prices as reported on the NYSE for the next business day the NYSE is open.

After settlement of the sale, the plan administrator will send you a check for the net proceeds of the sale, net of trading and transaction fees charged by the plan administrator.  Refer to Question 6 for a discussion of trading and transaction fees.

If instructions for the sale of shares are received on or after a dividend record date but before the related dividend payment date, the sale will be processed as described above and a separate check for the dividends will be mailed following the payment date.  A request to sell all shares held in your account will be treated as a withdrawal from the plan.

The price of Capitol’s common stock fluctuates on a daily basis.  The price may rise or fall after you submit your request to sell and prior to the ultimate sale of your plan shares.  The price risk will be borne solely by you.  You cannot revoke your request to sell once it is delivered to the plan administrator.

20.	How do I close my account?

You can close your plan account by submitting a completed Sale and Withdrawal Form, or by sending a written request to the plan administrator that includes the name of the plan (Capitol Bancorp Direct) and your Investor ID number.  If your request to terminate from the plan is received on or after a dividend record date but before the dividend payment date, your termination will be processed as soon as practicable and a separate dividend check will be mailed to you, if necessary.  Future cash dividends, if any, on your shares of Capitol’s common stock will be paid in cash unless you re-enroll in the plan.

Upon termination of your participation in the plan, unless you request that some or all of your plan shares be sold, the plan administrator will issue you a stock certificate representing the number of whole plan shares in your plan account and will issue you a check, net of trading and transaction fees charged by the plan administrator, for any fractional shares.

If your notice of termination requests, the plan administrator will sell some or all of your plan shares on your behalf.  After settlement of the sale, the plan administrator will send you a check in the amount of the net proceeds of the sale, net of trading and transaction fees, plus any fractional plan shares, net of trading and transaction fees charged by the plan administrator, and issue you a stock certificate representing the number of whole plan shares not sold.  Refer to Question 19 for a discussion of how plan shares are sold and Question 6 for a discussion of trading and transaction fees.

After termination, you can re-enroll in the plan by submitting a new Enrollment and Authorization Form and complying with all other enrollment procedures (see Questions 3, 4, 5 and 6).  To minimize unnecessary plan administrative costs and to encourage use of the plan as a long-term investment vehicle, Capitol reserves the right to deny participation in the plan to previous participants who Capitol or the plan administrator believes have been excessive in their enrollment and termination.

21.	What are the U.S. federal income tax consequences of participating in the plan?

The U.S. federal income tax consequences of participating in the plan are as follows:

•	Cash dividends reinvested under the plan are taxable to you as if they had been paid to you in cash on the applicable dividend payment date.
•
If shares purchased with reinvested dividends or optional cash investments are purchased in the open market by the plan administrator, your pro rata share of any trading fee or other related charges paid by us in connection with such purchases will generally be taxable to you.

•	The tax basis of shares purchased with reinvested dividends or optional cash investments generally is the amount you paid to acquire the shares.
•
You do not realize taxable income from the transfer of shares to your plan account or from the withdrawal of whole shares from your plan account.  You will, however, generally realize gain or loss from the receipt of cash instead of any fractional plan share.  You will also realize gain or loss when your plan shares are sold.  The amount of the gain or loss generally will be the difference between the amount you receive for the shares and the tax basis of the shares.

•
The plan administrator reports dividend income and trading fees paid on purchases made on your behalf to you and the Internal Revenue Service on Form 1099-DIV.  The plan administrator reports the proceeds from the sale of plan shares to the selling participants and the IRS on Form 1099-B.

•
Your dividends and sale proceeds are subject to federal withholding if you fail to provide a taxpayer identification number to the plan administrator.  Dividends and sale proceeds payable to participants residing in certain foreign countries may also be subject to federal withholding.  In any case in which federal income taxes are required to be withheld, the plan administrator reinvests or pays to you, as the case may be, an amount equal to the dividends or sale proceeds less the amount of tax withheld.  For IRS reporting purposes, the amount of any dividend withheld is included in the dividend income.

The discussion above is a summary of the important U.S. federal income tax consequences of your participation in the plan.  The summary is based on the Internal Revenue Code of 1986, as amended, U.S. Treasury Regulations, administrative rulings and court decisions, as in effect as of the date of this document, all of which are subject to change at any time, possibly with retroactive effect.  This summary is not a complete description of all of the tax consequences of your participation in the plan.  For example, it does not address any state, local or foreign tax consequences of your participation.  You should consult your own tax advisor about the tax consequences of your participation in the plan.

OTHER PLAN INFORMATION

Stock Dividends and Stock Splits.  Stock dividend or stock split shares issued by Capitol on your plan shares are credited to your plan account.  Stock dividend or stock split shares issued with respect to shares you hold in certificate form or in the name of your broker, bank or other nominee, are handled in the same manner as for shareholders who are not participating in the plan.  Cash dividends paid on the shares issued as stock dividends or stock splits on your plan shares are processed in accordance with the dividend reinvestment option then elected.  If the plan administrator receives, between the record date and payable date for a stock dividend or stock split, a request for plan termination or a request to sell plan shares, the request will not be processed until the stock dividend or stock split is credited to your plan account.

In the event Capitol makes a rights offering of any of its securities to holders of Capitol’s common stock, you will be notified by Capitol prior to commencement of the offering.  If you wish to exercise such rights, you should then instruct the plan administrator to issue or transfer the whole shares in your plan account into your own name prior to the record date for such offering.  If you do not send these instructions, then the rights offering shall terminate with respect to your plan shares.

Dividend and Voting Rights on Purchased Shares.  Dividend and voting rights of shares purchased under the plan commence upon settlement of the transaction, which normally is three business days after purchase.  Shares purchased on or within two business days prior to a dividend record date are considered “ex-dividend” and therefore not entitled to payment of that dividend.

Voting of Plan Shares.  You are entitled to vote all of your plan shares at each meeting for which your plan shares are eligible to vote.  Each shareholder entitled to vote at a meeting of shareholders is sent proxy materials before the meeting.  You are encouraged to read the proxy materials carefully.  You may vote online, by phone or by returning the signed and dated proxy material.  The proxies will vote the shares in accordance with your instructions.

Limitation of Liability.  In administering the plan, neither Capitol, the plan administrator nor the independent broker/dealer is liable for any good faith act or omission to act, including but not limited to any claim of liability (a) arising out of the failure to terminate your account upon your death prior to receipt of notice in writing of such death, (b) with respect to the prices or times at which shares are purchased or sold, or (c) as to the value of the shares acquired on your behalf.  Capitol reserves the right to interpret and regulate the plan as it deems necessary or advisable in connection with the plan’s operations.  This means Capitol can refuse to process participant-requested transactions to the extent Capitol deems necessary or advisable to comply with applicable laws.

Modification or Termination of the Plan.  Capitol can suspend, modify or terminate the plan at any time in whole or in part or with respect to participants in certain jurisdictions.  Notice of any suspension, material modification or termination will be sent to all affected participants.  No such event will affect any shares then credited to your account.  Upon any whole or partial termination of the plan by Capitol, participants will have their whole plan shares issued in certificate form or transferred in their name.  Fractions of shares will be valued at the same effective price as whole shares sold for a participant with respect to the next relevant investment date.  Participants will receive a check for any fractional plan shares, net of trading and transaction fees charged by the plan administrator.

Denial or Termination of Participation by Capitol.  At the direction of Capitol, the plan administrator may terminate a participant’s participation in the plan if the participant does not own at least one full share.  Capitol also reserves the right to deny, modify, suspend or terminate participation in the plan by otherwise eligible persons to the extent Capitol deems it advisable or necessary in its discretion to comply with applicable laws or to eliminate practices that are not consistent with the purposes of the plan.  Participants whose participation in the plan is terminated will have their full plan shares issued in certificate form or transferred in their name.  Fractions of shares will be valued at the same effective price as whole shares sold for a participant with respect to the next relevant investment date.  Participants will receive a check for any fractional plan shares, net of trading and transaction fees charged by the plan administrator.

Governing Law.  The laws of the State of Michigan will govern the terms, conditions and operation of the plan.

WHERE YOU CAN FIND MORE INFORMATION

Registration Statement

Capitol has filed a registration statement on Form S-3 to register with the Securities and Exchange Commission Capitol’s common stock to be offered for purchase by plan participants.  This prospectus is part of that registration statement.  The registration statement, including the exhibits to the registration statement, contains additional relevant information about Capitol and its common stock.  As allowed by SEC rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

Capitol’s SEC Filings

Capitol files annual, quarterly and current reports, proxy statements and other information with the SEC.  Capitol’s SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov.  You can also read and copy any document Capitol files with the SEC at its public reference facility at 450 Fifth Street, N.W., Washington, D.C. 20549.  Please call the SEC at l-800-SEC-0330 for more information on the operation of the Public Reference Room.  You can also inspect reports and other information Capitol files at the offices of the New York Stock Exchange, 20 Broad Street, 17th Floor, New York, New York 10005.

Documents Incorporated by Reference

The SEC allows Capitol to “incorporate by reference” the information that it files with the SEC.  This means that Capitol can satisfy its disclosure obligations to you by referring you to SEC documents that contain this information.  Information contained in a document that is incorporated by reference is considered part of this prospectus.

This document incorporates by reference the following documents that have been filed by Capitol with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2007;
•	The information specifically incorporated by reference into Capitol’s Annual Report on Form 10-K from its Proxy Statement on Schedule 14A filed on March 13, 2008;
•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008, June 30, 2008, and September 30, 2008;
•
Current Reports on Form 8-K filed (but not furnished) January 31, 2008, February 1, 2008, March 18, 2008, March 31, 2008, April 17, 2008, April 24, 2008, June 10, 2008, June 19, 2008, June 20, 2008, June 27, 2008, July 1, 2008, July 9, 2008, July 17, 2008, July 30, 2008, August 8, 2008, August 29, 2008, October 16, 2008, November 14, 2008, December 1, 2008, December 10, 2008, December 15, 2008 and December 16, 2008; and

•	The description of Capitol’s common stock contained in Registration Statement on Form 8-A, filed April 19, 1990, as amended in its Registration Statement on Form 8-A, filed June 9, 2003.

All documents filed by Capitol pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before all shares of Capitol’s common stock covered by this prospectus have been sold shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date they are filed.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this prospectus modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Documents Available Without Charge from Capitol

Capitol will provide, without charge, copies of any report incorporated by reference into this prospectus, excluding exhibits other than those that are specifically incorporated by reference in this prospectus.  You can obtain a copy of any document incorporated by reference by writing or calling Capitol as follows:

Corporate Secretary
Capitol Bancorp Limited
Capitol Bancorp Center
200 N. Washington Square
Lansing, MI 48933
(517) 487-6555

Information on the Internet website of Capitol or any subsidiary of Capitol is not part of this prospectus, and you should not rely on that information in making your investment decision unless that information is also in this prospectus or in a document that is incorporated by reference into this prospectus.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The securities being registered by the Registration Statement of which this Prospectus forms a part are shares of common stock.  Capitol’s common stock is registered pursuant to Section 12 of the Exchange Act.

USE OF PROCEEDS

It is presently anticipated that purchases of Capitol’s common stock will be made by the plan administrator in the open market and that Capitol will not receive any proceeds for the purchases.  If purchases of Capitol’s common stock are made directly from Capitol rather than in the open market, Capitol intends to use any net proceeds from the purchases for general corporate purposes.  Capitol cannot estimate the number of shares of common stock or the prices of the shares that may be sold in connection with the plan.

INDEMNIFICATION

Capitol is organized under the Michigan Business Corporation Act (the “MBCA”) which, in general, empowers Michigan corporations to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise, against expenses, including attorney’s fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful.

The MBCA also empowers Michigan corporations to provide similar indemnity to such a person for expenses, including attorney’s fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the interests of the corporation or its shareholders, except in respect of any claim, issue or matter in which the person has been found liable to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances, in which case indemnification is limited to reasonable expenses incurred.  If a person is successful in defending against a derivative action or third-party action, the MBCA requires that a Michigan corporation indemnify the person against expenses incurred in the action.

The MBCA also permits a Michigan corporation to purchase and maintain on behalf of such a person insurance against liabilities incurred in such capacities.  Capitol has obtained a policy of directors’ and officers’ liability insurance.

The MBCA further permits Michigan corporations to limit the personal liability of directors for a breach of their fiduciary duty.  However, the MBCA does not eliminate or limit the liability of a director for any of the following: (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) intentional infliction of harm on the corporation or the shareholders; (iii) a violation of Section 551 of the MBCA; or (iv) an intentional criminal act.  If a Michigan corporation adopts such a provision, then the Michigan corporation may indemnify its directors without a determination that they have met the applicable standards for indemnification set forth above, except, in the case of an action or suit by or in the right of the corporation, only against expenses reasonably incurred in the action.  The foregoing does not apply if the director’s actions fall into one of the exceptions to the limitation on personal liability discussed above, unless a court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances.

Capitol’s articles of incorporation limit the personal liability of directors for a breach of their fiduciary duty except under the circumstances required to be excepted under Michigan law described above.

Capitol’s bylaws generally require Capitol to indemnify officers and directors to the fullest extent legally possible under the MBCA and provide that similar indemnification may be afforded employees and agents.  In addition, the bylaws require Capitol to indemnify any person who, while serving as an officer or director of Capitol, is or was serving at the request of Capitol as a director, officer, partner, trustee, employee or agent of another entity to the same degree as the foregoing indemnification of directors and officers.  Capitol’s bylaws further provide for the advancement of litigation expenses under certain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the shares of Capitol’s common stock offered by this prospectus has been passed upon for Capitol on the date of the filing of the January 25, 2005 prospectus by Miller, Canfield, Paddock and Stone, PLC.

EXPERTS

The financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

Capitol has not authorized any person to give any information or make any representation that is different from, or in addition to, that contained in this prospectus or in any document that is incorporated by reference into this prospectus.  If anyone gives you any such information, you should not rely on it.

Capitol does not imply by the delivery to you of this prospectus or the sale of any of Capitol’s common stock hereunder that there has been no change in the affairs of Capitol since the date of this prospectus or that the information in this prospectus is correct as of any time subsequent to the date of this prospectus.

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Capitol Bancorp Limited Capitol Bancorp Center 200 Washington Square North Fourth Floor Lansing, Michigan 48933 1-517-487-6555 2777 E. Camelback Rd. Suite 375 Phoenix, Arizona	Capitol Bancorp Direct Direct Purchase and Dividend Reinvestment Plan PROSPECTUS January 21, 2009

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses payable in connection with the offering of the securities being registered.  All of these expenses will be paid by Capitol.  All of the amounts shown are estimates.

SEC registration fee	$0
NYSE listing fee	$0

Accounting fees	$4,500
Legal expenses	$5,000

Total	$9,500

Item 15.  Indemnification Of Directors And Officers

Capitol is organized under the Michigan Business Corporation Act (the “MBCA”) which, in general, empowers Michigan corporations to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise, against expenses, including attorney’s fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful.

The MBCA also empowers Michigan corporations to provide similar indemnity to such a person for expenses, including attorney’s fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the interests of the corporation or its shareholders, except in respect of any claim, issue or matter in which the person has been found liable to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances, in which case indemnification is limited to reasonable expenses incurred.  If a person is successful in defending against a derivative action or third-party action, the MBCA requires that a Michigan corporation indemnify the person against expenses incurred in the action.

The MBCA also permits a Michigan corporation to purchase and maintain on behalf of such a person insurance against liabilities incurred in such capacities.  Capitol has obtained a policy of directors’ and officers’ liability insurance.

The MBCA further permits Michigan corporations to limit the personal liability of directors for a breach of their fiduciary duty.  However, the MBCA does not eliminate or limit the liability of a director for any of the following: (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) intentional infliction of harm on the corporation or the shareholders; (iii) a violation of Section 551 of the MBCA; or (iv) an intentional criminal act.  If a Michigan corporation adopts such a provision, then the Michigan corporation may indemnify its directors without a determination that they have met the applicable standards for indemnification set forth above, except, in the case of an action or suit by or in the right of the corporation, only against expenses reasonably incurred in the action.  The foregoing does not apply if the director’s actions fall into one of the exceptions to the limitation on personal liability discussed above, unless a court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances.

Capitol’s Articles of Incorporation and Bylaws

Capitol’s articles of incorporation limit the personal liability of directors for a breach of their fiduciary duty except under the circumstances required to be excepted under Michigan law described above.

Capitol’s bylaws generally require Capitol to indemnify officers and directors to the fullest extent legally possible under the MBCA and provide that similar indemnification may be afforded employees and agents.  In addition, the bylaws require Capitol to indemnify any person who, while serving as an officer or director of Capitol, is or was serving at the request of Capitol as a director, officer, partner, trustee, employee or agent of another entity to the same degree as the foregoing indemnification of directors and officers.  Capitol’s bylaws further provide for the advancement of litigation expenses under certain circumstances.

Insurance

In addition, Capitol has purchased insurance policies that provide coverage for its directors and officers in certain situations where Capitol cannot directly indemnify such directors or officers.

For the undertaking with respect to indemnification, see Item 17 below.

Section 8(k) of the Federal Deposit Insurance Act (the “FDI Act”) provides that the Federal Deposit Insurance Corporation (the “FDIC”) may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were “institution-affiliated parties,” as defined under the FDI Act, to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person.  The FDIC has adopted regulations prohibiting, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees for any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.

Item 16.  Exhibits And Financial Statement Schedules

(a)           Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

(b)           All Financial Statements Schedules are omitted in the Registrant's Annual Report on Form 10-K for the year ended December 31, 2007 because they are not applicable or the required information is shown in the consolidated financial statements or notes thereto that are incorporated herein by reference.

Item 17.  Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or) the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs (1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)           That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)           If the registrant is relying on Rule 430B:

(A)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of this registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this registration statement relating to the securities in this registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.   Provided,  however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.

(6)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)
The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(h)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lansing, Michigan on January 21, 2009.

CAPITOL BANCORP LIMITED

By:       /s/ JOSEPH D. REID
Joseph D. Reid
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph D. Reid, Cristin K. Reid, and Lee W. Hendrickson and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, including any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 21, 2009.

Signature	Capacity
/s/ JOSEPH D. REID Joseph D. Reid	Chairman of the Board and Chief Executive Officer, Director (Principal Executive Officer)
/s/ LEE W. HENDRICKSON Lee W. Hendrickson	Chief Financial Officer (Principal Financial and Accounting Officer)
David O’Leary	Secretary, Director
Paul R. Ballard	Director
David L. Becker	Director
Douglas E. Crist	Director

S -1

/s/ MICHAEL J. DEVINE Michael J. Devine	Director
James C. Epolito	Director
/s/ GARY A. FALKENBERG Gary A. Falkenberg	Director
Joel I. Ferguson	Director
/s/ KATHLEEN A. GASKIN Kathleen A. Gaskin	Director
/s/ H. NICHOLAS GENOVA H. Nicholas Genova	Director
/s/ MICHAEL F. HANNLEY Michael F. Hannley	Director
/s/ RICHARD A. HENDERSON Richard A. Henderson	Director
L. Douglas Johns	Director
/s/ MICHAEL L. KASTEN Michael L. Kasten	Vice Chairman, Director
/s/ JOHN S. LEWIS John S. Lewis	President of Bank Performance, Director
/s/ LYLE W. MILLER Lyle W. Miller	Vice Chairman, Director
/s/ MYRL D. NOFZIGER Myrl D. Nofziger	Director
/s/ CRISTIN K. REID Cristin K. Reid	Corporate President, Director
/s/ RONALD K. SABLE Ronald K. Sable	Director

S -2

EXHIBIT INDEX

Exhibit No.	Description
3.1
Articles of Incorporation (as amended) (incorporated by reference from Form S-18, Reg. No. 33-24728C, filed September 15, 1988, Form 10-Q for the period ended June 30, 2005, filed July 29, 2005, and Form 8-K, Reg. No. 001-31708, filed December 10, 2008).

3.2	Amended and Restated Bylaws dated February 1, 2007 (incorporated by reference from Exhibit 99.1 to Form 8-K filed on February 7, 2007).
4.1	Common Stock Certificate (incorporated by reference to Form S-18, Reg. No. 33-24728C, filed September 15, 1988).
4.3	Dividend Reinvestment and Stock Purchase Plan (included in the Prospectus).
5.1	Opinion of Miller, Canfield, Paddock and Stone PLC as to the validity of the shares (previously filed).
23.1	Consent of BDO Seidman, LLP.
23.2	Consent of Miller, Canfield, Paddock and Stone PLC (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of the Registration Statement).